Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made and shall be effective as of September 16, 2014 (the “Effective Date”), by and between BSD Medical Corporation, a Delaware corporation (“BSD” or the “Company”) and William S. Barth, an individual and resident of the state of Utah (the “Executive”). The Company and the Executive are referred to herein collectively as the “Parties” and may be referred to herein individually as a “Party”.

RECITALS:

A. The Executive has, since December, 2012, served as the duly elected and appointed Chief Financial Officer (“CFO”) of the Company.

B. The Company desires to continue the Executive’s employment as CFO on the terms and conditions set forth herein.

C. The Executive is willing to continue his employment with the Company in the position of CFO, on the terms and conditions set forth herein.

AGREEMENT:

NOW THEREFORE, in consideration of the foregoing Recitals and the covenants and agreements set forth herein, together with other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Employment.  The Company hereby continues its employment of the Executive in his present position as the CFO of BSD, and the Executive accepts such continued employment. In such capacity, the Executive shall be subject to the terms and conditions of this Agreement, serve at the pleasure and direction of the Board of Directors of the Company, and shall have such duties, authority and responsibilities as are consistent with and customary for the Executive’s position as the CFO of a public company.

2. Term.  The Executive’s employment hereunder shall continue from and after the Effective Date until terminated in accordance with the applicable provisions of this Agreement (the “Term”).

3. Duties.  During the Term the Executive shall devote substantially all of his business time and attention to the performance of his duties hereunder and will not engage in any other business, occupation or profession for compensation which would materially interfere or conflict with such duties. The Company acknowledges that the Executive may, in the future serve as a director, as a trustee or in a similar position with one or more other entities, provided that such service is consented to in advance by the Company’s Board of Directors, which consent shall not be unreasonably withheld. Any fees or other compensation received by the Executive for services as a director, as a trustee or in a similar position with another entity shall be retained by the Executive. The Executive may also engage in such charitable, civic and community endeavors during the Term as he shall deem appropriate.

4. Place of Performance.  The principal place of the Executive’s employment shall be BSD’s principal executive offices, located at 2188 West 2200 South, Salt Lake City, Utah; provided that the Executive may be required to travel on Company business from time to time during the Term, but in no event will the Executive be required to travel on business for the Company in excess of one hundred (100) days during any twelve (12) month period.

5. Compensation.

5.1 Base Salary.  The Company shall pay the Executive an annual base salary at the rate of two hundred thousand dollars ($200,000), in periodic installments in accordance with the Company’s customary payroll practices, but no less frequently than monthly. The Executive’s base salary shall be reviewed at least annually by the Compensation Committee of the Board, and the Board may increase (but not decrease) the base salary of the Executive during the Term. The Executive’s annual base salary, as in effect from time to time during the Term is referred to herein as the “Base Salary”.

5.2 Annual Incentive Bonuses.  The Executive shall be entitled to participate in and be considered for any annual incentive bonus program adopted or implemented by the Company for its executive or “Named Executive” officers and shall be entitled to receive, in addition to the Base Salary, any incentive bonus which may be awarded to the Executive by the Board from time to time. Any annual incentive bonus awarded to the Executive by the Board shall be paid (and my not be deferred) to the Executive within forty five (45) days of the date such incentive bonus is approved by the Board.

5.3 Stock Based Compensation.  During the Term, the Executive shall be eligible to participate in the Company’s Stock Incentive Plan, as amended from time to time, or in any successor plan, subject to the terms of such Stock Incentive Plan, or any successor plan, as determined by the Board or the Compensation Committee of the Board, acting in exercise of their discretion.

5.4 Employee Benefits.  During the Term, the Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company for its employees, as in effect from time to time (collectively the “Employee Benefit Plans”). The Company reserves the right to amend or terminate any Employee Benefit Plans so as to eliminate, reduce or otherwise change any benefit payable thereunder, so long as such change complies with the terms of such Employee Benefit Plans, and applicable law, and so long as such change similarly affects all of the Company’s executive level employees.

5.5 Vacation.  During the Term, the Executive shall be entitled to twenty (20) days of paid vacation per fiscal year (pro-rated for partial years) in accordance with the Company’s vacation policies, as in effect from time to time. Any vacation days to which the Executive is entitled during any fiscal year and which are not actually used by the Executive, for any reason, shall carry over to the next succeeding fiscal year and may be used in addition to, and not in limitation of, the vacation days to which the Executive is entitled in such successive fiscal year.  This provision shall be retroactive and in effect for vacation days earned but unused by the Executive during the fiscal year ended August 31, 2014.

5.6 Business Expenses.  The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment and travel expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures.

5.7 Legal Fees incurred in Negotiating this Agreement.  The Company shall pay, or the Executive shall be reimbursed for, the legal fees incurred in negotiation and drafting this Agreement up to a maximum of two thousand dollars ($2,000), and such payment shall be made within forty five (45) days of the Effective Date.

5.8 Indemnification.

(a) In the event that the Executive is made a party or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative ( a “Proceeding”), other than any Proceeding initiated by the Executive or the Company related to any contest or dispute between the Executive and the Company with respect to this Agreement or the Executive’s employment hereunder, by reason of the fact that the Executive is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, the Executive shall be indemnified and held harmless by the Company, to the maximum extent permitted under applicable law, from and against any liabilities, costs, claims and expenses, including all costs and expenses incurred in defense or appeal of any proceeding (including attorneys’ fees). Costs and expenses incurred by the Executive in defense or appeal of such Proceeding (including attorneys’ fees) shall be paid by the Company in advance of the final disposition of such litigation upon receipt by the Company of: (i) a written request for payment; (ii) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought; and (iii) an undertaking adequate under applicable law made by or on behalf of the Executive to repay the amounts so paid if it shall ultimately be determined that the Executive is not entitled to be indemnified by the Company under this Agreement or under applicable law.

(b) During the Term and for a period of six (6) years thereafter, the Company or any successor to the Company shall purchase and maintain, at its own expense, directors and officers liability insurance providing coverage to the Executive on terms that are no less favorable than the coverage provided to other directors and senior officers of the Company.

5.9 Claw Back Provisions.  Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation other than the Base Salary, paid to the Executive pursuant to this Agreement or any other Agreement or arrangement with the Company which is subject to recovery under any law, government regulation, or stock exchange listing requirement, will be subject to such deductions and claw back as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company as required pursuant to such law, government regulation or stock exchange listing requirement).

6. Termination and Termination Payments and Rights.

6.1 Termination Upon Death. If the Executive dies during the Term of his employment with the Company, this Agreement shall terminate as of the date of his death. On termination upon the Executive’s death, the Executive’s estate shall be entitled to be paid that portion of the Executive’s Base Salary that would otherwise have been payable to the Executive through and including the final day of the month in which the Executive’s death occurs, together with all benefits due to the Executive under the Employee Benefit Plans through and including such date.

6.2 Termination By the Company for Cause. The Company may, at any time, by written notice to the Executive terminate the Executive’s employment under this Agreement immediately, but subject to the procedures set out in the last paragraph of this Section 6.2 to the extent such are applicable, and the Executive shall have no right to receive any compensation or benefit hereunder on or after the date of such notice, in the event that an event of “Cause” occurs. For purposes of this Agreement “Cause” shall mean:

(i) The Executive’s willful and repeated refusal or failure to comply with a lawful, written and valid directive of the Company’s [President and CEO, or] Board;

(ii) The Executive’s grossly negligent or willful misconduct in the performance of his duties to the Company which causes material harm to the Company;

(iii) The Executive’s willful commission of an act of fraud with respect to the Company or its property; or

(iv) The Executive’s conviction of a crime that constitutes a felony (or the state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude, if such felony or such other crime is work related, materially impairs the Executive’s ability to perform his duties hereunder or results in material harm to the Company.

For purposes of this Agreement, no conduct by the Executive will be deemed “willful” unless it is done by the Executive in bad faith or without reasonable belief that such conduct was in the best interest of the Company or was done in direct contradiction to written instructions or directions of the Company’s [President and CEO or] Board. Any conduct based upon specific authority given pursuant to a resolution duly adopted by the Board, or upon the specific instructions of [the President and CEO or] the Board, shall be conclusively presumed to be done by the Executive in good faith and in the best interest of the Company to the extent such conduct is in accordance with such specific authority or specific instructions. The termination of the Executive’s employment shall not be deemed for Cause unless and until the Company delivers to the Executive a copy of a resolution duly adopted by the affirmative vote of at least two thirds (2/3) of the Board at a meeting of the Board called and held for that purpose (after reasonable notice is provided to the Executive and the Executive is given a reasonable opportunity, together with counsel, to be heard before the Board) finding that in the good faith opinion of the Board, the Executive was engaged in the conduct described in subsections (i), (ii), (iii) or (iv) of this Section 6.2 and, where applicable, that any other applicable conditions described in such subsections have been met. Upon termination by the Company for Cause, the Employee shall be entitled to be paid that portion of the Executive’s Base Salary that is due through and including the effective date of such termination.

6.3 Termination Without Cause.

(a) The Company may terminate the Executive’s employment under this Agreement without Cause by giving thirty (30) days written notice to the Executive, and the Executive shall have the right to receive an amount equal to his Base Salary for a period of one (1) year (such amount, the “Severance Payment”), in addition to all portions of the Executive’s Base Salary due as of the effective date of such termination of employment.

(b) Subject to the Executive’s compliance with his covenants set forth in Section 9 below, the Severance Payment shall be paid to the Executive in one lump sum payment, which shall be made by the Company within thirty (30) days following the effective date of the termination of the Executive’s employment pursuant to this Section 6.3.

(c) In addition to the Severance Payment, the Executive shall, to the extent permitted by the terms of the Employee Benefit Plans, be entitled to receive (without cost to the Executive) all benefits provided by such Employee Benefit Plans for a period of twelve (12) months following the termination of his employment pursuant to this paragraph 6.3.

6.4 Termination by the Executive With Good Reason.

(a) The Executive may at any time and upon thirty (30) days written notice to the Company with Good Reason terminate his employment under this Agreement, in which case the Executive will have the right to receive the Severance Payment (and the Employee Benefit Plans benefits provided by Section 6.3(c) hereof), subject to his execution and delivery to the Company of a general release in the customary form required by the Company; provided, however, that such notice must be given within ninety (90) days of the date of the occurrence of an event or circumstance giving rise to Good Reason.

(b) For purposes of this Agreement “Good Reason” shall mean one of the reasons set forth below which remains uncured for a period of fifteen (15) days following receipt of notice thereof from the Executive to the Company:

(i) A change by the Company or its successor of the Executive’s position or title as CFO;

(ii) A reduction by the Company or its successor of the Executive’s Base Salary;

(iii) The Company’s requirement that the Employee perform the duties of his employment at a location that is more than fifty (50) miles from the Company’s present principal executive offices, which are located at 2188 West 2200 South, Salt Lake City, Utah.

6.5 Termination by the Employee Without Good Reason. The Executive may terminate his employment under this Agreement without Good Reason upon thirty (30) days prior written notice to the Company, and upon the effective date of such termination the Executive will be entitled to receive only that portion of his Base Salary which is due and owing upon such effective date of termination.

6.6 Termination by the Executive Following a Change of Control.

(a) If a "Change Control" (as herein defined) occurs during the Term, and if during the six (6) month period immediately following the effective date of such Change in Control (i) the Company terminates the employment of the executive hereunder without Cause, or (ii) the Executive terminates his employment hereunder with Good Reason, or (iii) in light of the Executive’s prior service to the Company, the Executive elects to terminate his employment hereunder for any reason whatsoever, but agrees to remain in the position of CFO for the longer of six (6) months or until a new Chief Financial Officer is appointed by the Board, then, in addition to the Severance Payment, all options or other incentive awards granted to the Executive by the Company shall immediately vest and become fully exercisable for a period of one-hundred eighty (180) days following the effective date of such termination, notwithstanding any provision of this Agreement or of any Employee Benefit Plans pursuant to which such options or awards were granted.

(b) For purposes of this Agreement, the term "Change in Control" shall mean the occurrence of any of the following:

(i) One person (or more than one person acting as a group) acquires ownership of stock of the Company that, together with the stock held by such person or group prior to such acquisition, constitutes more than fifty-percent (50%) of the total voting power of all of the issued and outstanding stock of the Company; or

(ii) One person (or more than one person acting as a group) acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) ownership of the Company's stock possessing thirty percent (30%) or more of the total voting power of all of the issued and outstanding stock the Company; or

(iii) A majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by 2/3 of the members of the board of directors as constituted before the date of such appointment or election; or

(iv) The sale of all or substantially of the Company's assets.

6.7 Mitigation.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provision of this Agreement and any amounts payable to the Executive pursuant to this Section 6 shall not be reduced by any compensation earned by the Executive on account of employment with another employer following the termination of his employment hereunder.

7. Section 280G.

(a) If any of the payments or benefits received or to be received by the Executive (including, without limitation, any payment or benefits received in connection with a Change in Control or the termination of the Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise) (all such payments collectively refer to herein as the "280G Payments") constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and will be subject to the excise tax imposed under Section 4999 of the Code (the "Excise Tax"), the Company shall pay to the Executive, no later than the time such Excise Tax is required to be paid by the Executive or withheld by the Company, an additional amount equal to the sum of the Excise Tax payable by the Executive, plus the amount necessary to put the Executive in the same after-tax position (taking into account any and all applicable federal, state and local excise, income or other taxes at the highest applicable rates on such 280G Payments and on any payments under this Section 7.(a) or otherwise) as if no Excise Tax had been imposed.

(b) All calculations and determinations under this Section 7 shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the "Tax Counsel") whose determination shall be conclusive and binding on the Company and the Executive for all purposes.  For purposes of making the calculations and determinations required by this Section 7(b), the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the applicability of Section 280G and Section 4999 of the Code.  The Company and the Executive shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section 7(b).  The Company shall bear all costs of the Tax Counsel reasonably incurred in connection with the performance of its duties under this Section 7(b).

8. Representations and Warranties of the Executive.  The Executive represents and warrants that neither the execution nor delivery of this Agreement, nor the employment of the Executive by the Company pursuant to the terms hereof will result in the breach of any agreement to which the Executive is a party.

9. Covenants.  In order to induce the Company to enter into this Agreement, the Executive covenants and agrees that:

(a) Confidentiality.  Subject to the exceptions provided in this Section 9(a), the Executive will not at any time, whether during or after the termination of the Executive’s employment, reveal to any Person (as defined below) or use for the Executive’s benefit or that of any other Person any of the trade secrets or confidential information concerning the organization, business or finances of the Company or any Affiliate (as defined below) or of any third party which the Company or any Affiliate is under an obligation to keep confidential (including but not limited to trade secrets or confidential information respecting finances, members, shareholders, officers, managers, directors, providers, inventions, products, designs, methods, business plans, methods of operation, know-how, techniques, systems, processes, works of authorship, customer lists, projects, plans and proposals), (collectively, “Confidential Information”) except as may be required in the ordinary course of performing the Executive’s duties as an employee of the Company.  The Executive will keep secret all matters entrusted to him and shall not use or attempt to use any such information in any manner which may injure or cause loss or may be intended to injure or cause loss, whether directly or indirectly, to the Company or any Affiliate.  Confidential Information shall not include that information defined as Confidential Information above that is or subsequently becomes publicly available without the Executive’s breach of this Agreement.  The requirements of this Section 9(a) shall not apply to the Executive’s disclosure of Confidential Information in accordance with any subpoena, order or process issued by any court or government agency, provided the Executive gives the Company reasonable notice prior to such disclosure and complies with any applicable protective order. Nothing in this Section shall prohibit the Executive from owning as a passive investment not in excess of 2% in the aggregate of any class of capital stock of any corporation if such stock is publicly traded.

(b) Non-compete.  During the term of Executive’s employment and for a period ending one year after the termination of Executive’s employment pursuant to this Agreement, the Executive shall not, directly or indirectly, whether as principal, agent, consultant, independent contractor, partner or otherwise, invest in, own, manage, operate, finance, control, participate in, advise, perform services to or guarantee the obligations of any Person other than the Company engaged in or planning to become engaged in, anywhere in North America, any business that is competitive with the business conducted by the Company, as such business is presently conducted or as conducted on the date of termination of employment (the “Restricted Business”).

(c) Nonsolicitation.  During the term of Executive’s employment and for a period ending one year after the termination of Executive’s employment pursuant to this Agreement hereof, the Employee will not, directly or indirectly, employ, retain or hire any employee, contractor, consultant, agent or customer of the Company or induce or attempt to persuade, on behalf of any other business organization in competition with the Company or any Affiliate, any employee, contractor, consultant, agent or customer of the Company or any Affiliate at any time during the term of Employee’s employment to terminate such employment, consulting, agency or business relationship in order to enter into any such relationship with any such business organization.  This restriction shall not apply to general solicitations or advertisements.  For purposes of this Agreement, a “customer” of the Company means any person or entity to whom Company provided any products or services at any time during the twelve month period immediately preceding the effective date of the termination of this Agreement.

(d) Representation of the Employee.  The Employee is (i) familiar with the covenants in this Section 9, (ii) is fully aware of his obligations hereunder, (iii) finds the length of time, and scope of these covenants to be reasonable, and (iv) is receiving specified, bargained-for consideration for these covenants.

(e) Remedies.  The Employee agrees that any breach of this Section 9 by the Employee will cause irreparable damage to the Company or its Affiliates and that in the event of such breach the Company shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation of the Employee’s obligations hereunder.  The Company agrees that in the event of any material breach of this Agreement by the Company, the provisions of Subsections (b) and (c) of this Section 9 shall be null and void.

10. Miscellaneous.

(a) Company Policies.  Executive shall comply with the Company’s lawful policies and rules as they may be in effect from time to time.

(b) Notices.  Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, or sent by certified, registered or express mail, postage prepaid, to the Parties at the following addresses, or at such other addresses as shall be specified by the Parties by like notice, and shall be deemed given when so delivered personally or, if mailed, two days after the date of mailing, as follows:

If to Company to:	BSD Medical Corporation 2188 West 2200 South Salt Lake City, Utah 84119 Attn: President and CEO
If to the Executive:	William S. Barth 959 Parkway Drive North Salt Lake, UT 84054

(c) Entire Agreement.  This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior contracts and other agreements, written or oral, with respect thereto.

(d) Waivers and Amendments.  This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the Parties or, in the case of a waiver, by the Party waiving compliance.

(e) Governing Law.  This Agreement shall be governed by, and construed in accordance with and subject to, the laws of the State of Utah without regard to its conflicts of laws principles.

(f) Consent to Jurisdiction.  The Parties irrevocably submit to the exclusive jurisdiction of any state or federal court in Salt Lake City, Utah, in any action, suit or proceeding brought by or against such Party in connection with, arising from or relating to this Agreement, and each Party hereby waives and further agrees not to assert as a defense in any such suit, action or proceeding any claim that such Party is not personally subject to the jurisdiction of any such courts, that the venue of the suit, action or proceeding is brought in an inconvenient forum or that this Agreement or the subject matter hereof may not be enforced in or by such courts.

(g) Assignment.  This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive.  The Company may assign this Agreement and its rights, together with its obligations, hereunder only in connection with any sale, transfer or other disposition of all or substantially all of its assets or business, whether by merger, consolidation or otherwise.  This Agreement will be binding upon the Company’s successors and assigns which shall be required to perform this Agreement in the same manner and to the same extent that Company would be required to perform if no sale, transfer or other disposition of all or substantially all of its assets or business, whether by merger, consolidation or otherwise, had occurred. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and any successors and permitted assigns.

(h) Counterparts; Execution.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  Execution and delivery of this Agreement by facsimile or e-mail is legal, valid and binding execution and delivery for all purposes.

(i) Headings.  The headings in this Agreement are for reference purposes only and shall in no way affect the meaning or interpretation of this Agreement.

(j) Survival.  Sections 5.8, 5.9, 7, 10, and Executive’s rights to the Severance Payment hereunder, shall survive termination of this Agreement.

(k) Severability.  To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

(l) Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to either Party upon any breach or default of the other party hereto shall impair any such right, power or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of a breach or default be deemed to be a waiver of any other breach or default.

IN WITNESS WHEREOF, the Parties have executed this Employment Agreement as of the Effective Date, as herein first written.

The Company:

BSD MEDICAL CORPORATION

By: /s/ Harold R. Wolcott
Its: President

The Executive:

/s/ William S. Barth
WILLIAM S. BARTH